Exhibit 10.1

August 8, 2013

Troy Ignelzi

Re:  Transitional Services and Letter Agreement

Dear Troy:

This Transitional Services and Letter Agreement (the “Agreement”) confirms that your employment at Esperion Therapeutics, Inc. and their affiliates (any and all of which are referred to individually and collectively as “Esperion” or the “Company”) will end on October 1, 2013, unless earlier terminated consistent with this Agreement.  The actual last day of your employment shall be referred to in this document as the “Separation Date.”

We sincerely appreciate your service and contribution to the Company and want to make this transition as smooth as possible.  Consistent with that, the Company is proposing an amicable arrangement under which you would be eligible to continue working at Esperion while you seek alternative employment.  In addition, and provided you satisfy each of the severance conditions set forth in this Agreement, you will be entitled to receive post-employment pay and benefits.  In exchange, you will be required to provide competent services to Esperion until the Separation Date, release the Company and related persons and entities from any claims, and comply with other obligations set forth below.

In the interest of clarity, the following terms and conditions shall apply in connection with the ending of your employment and regardless of whether you elect to accept or reject this Agreement:

•                 the Company will pay you for your salary plus all accrued but unused vacation time through the Separation Date;

•                  you will be able to continue group medical and dental insurance coverage after the termination of your employment under the law known as “COBRA;”

•                  your eligibility to participate in any other employee benefit plans and programs of the Company will cease on or after the Separation Date in accordance with applicable benefit plan or program terms and practices;

•                  your obligations pursuant to the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement dated January 12, 2010 (the “Employee Agreement”) and any other policies and agreements with continuing obligations (collectively the “Continuing Obligations”) will survive in accordance with their terms; and

•                  subject to the provisions below, your options to purchase common shares in Esperion Therapeutics, Inc. are governed by the terms and conditions of the incentive stock option plan and associated stock option agreement (collectively the “Equity Documents”).

In addition to the above described non-contingent terms, you will be entitled to the Severance Benefits described in Section 3, provided you enter into this Agreement and satisfy each of the other Severance Conditions described in Section 2.  If, on the other hand, you reject this Agreement, your employment at Esperion will end but you will not be entitled to the Severance Benefits.

With those understandings, the Agreement between you and the Company is as follows:

1.                                      Transition Period

The Company will continue to employ you on an at-will basis through the Separation Date (the “Transition Period”).  Unless otherwise directed by the Company, during the Transition Period you shall continue to work and provide services to the Company on a regular full-time basis although it is understood and agreed that you shall work remotely from home unless the Company specifically requests that you come into the office.  To the extent business demands allow, Esperion will provide you with a reasonable degree of flexibility in connection with your job search.  You will be required to perform the responsibilities of your position and all other assigned responsibilities diligently and competently and focus on effectively transitioning your duties and responsibilities.  With respect to compensation, you will continue to receive your salary, be eligible for employee benefits, and continue to vest in your equity throughout the Transition Period.

2.                                      Severance Conditions

You shall be entitled to the Severance Benefits described in Section 3 provided you satisfy each of the following Severance Conditions: (i) enter into this Agreement; (ii) exhibit a positive attitude in connection with the performance of your job duties and otherwise fulfill your responsibilities and associated services in a satisfactory manner both as determined in the discretion of the Company; (iii) do not voluntarily terminate your employment prior to October 1, 2013 without the Company’s consent, provided, however, such consent shall not be withheld if you request an earlier Separation Date in order to begin alternative employment and you provide Esperion with at least two weeks of notice (which Esperion may elect to waive); (iv) not be terminated by the Company for cause, as determined by the Company in its discretion (“Cause”), and (v) within ten days of the Separation Date, sign and return a general release of legal claims in a form substantially similar to Exhibit A (“General Release”).

3.                                      Severance Benefits

Provided you satisfy each of the Severance Conditions, the Company will provide you with the following payments and benefits:

(a)                                 Severance Pay.  The Company shall pay you severance pay in the form of salary continuation at your final base salary rate of $205,000 per year (“Severance Pay”) from the Separation Date through January 31, 2014 (the “Severance Pay Period”).  The Company shall pay you Severance Pay on its regular payroll dates applicable to your position with the Company beginning on the Company’s next regular payroll date after the Effective Date of the General Release.

(b)                                 Health Benefit Continuation. Provided you either elect (and remain eligible for) COBRA/mini-COBRA or in the absence of COBRA/mini-COBRA, you exercise your conversion rights with respect to your group health insurance, the Company will continue to pay the same dollar amount for such health insurance as if you had remained employed, until the earlier of (i) the end of the Severance Pay Period, and (ii) the day you become eligible for health insurance through another employer.

(c)                                  Equity. Notwithstanding anything to the contrary in the Equity Documents, the Company will: (i) allow your unvested Option Shares (as defined in the Equity Documents) to continue to vest through January 31, 2014; (ii) accelerate vesting of the unvested shares in Option Grant Serial # 0025 (2,147 shares) and Option Grant Serial # 55 (17,177 shares) by two quarters, effective as of January 31, 2014; and (iii) allow you to continue to exercise any Option Shares you hold as of January 31, 2014, to the extent then vested and exercisable and not otherwise expired or forfeited, until June 30, 2014, or, if earlier, until the applicable expiration date of such option.  If you are not eligible for the Severance Benefits, the Equity Documents shall control the vesting and exercisability of your Option Shares.

4.                                      Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

5.                                      Return of Property

During the Transition Period, you shall not dispose of Company property (including information or documents, including computerized data and any copies made of any computerized data or software (“Documents”), without authorization.  On or before the Separation Date, you agree to return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective).  After returning all Company property, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date.  In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

6.                                      Non-disparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents.  You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents.  These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

7.                                      Employee Agreement

You reaffirm your obligations under the Employee Agreement, the terms of which are incorporated by reference herein.

8.                                      Releases of Claims

(a)                                 Your Release of Claims.  In consideration for, among other terms, the Severance Benefits described in Section 3, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•                                          relating to your employment by and the decision to terminate your employment with the Company;

•                                          of wrongful discharge;

•                                          of breach of contract;

•                                          of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation, and Claims under the Americans with Disabilities Act, the Title VII of the Civil Rights Act of 1964, and Michigan law);

•                                          under any other federal or state statute, including without limitation the Michigan Elliott-Larsen Civil Rights Act (ELCRA), Michigan Persons With Disabilities Civil Rights Act (PWDCRA), Payment of Wages and Fringe Benefits Act (WFBA), Michigan Whistleblowers’ Protection Act (WPA), Bullard-Plawecki Employee Right to Know Act, the Michigan Occupational Safety and Health Act (MIOSHA) and the Michigan Social Security Number Privacy Act;

•                                          of defamation or other torts;

•                                          of violation of public policy;

•                                          for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•                                          for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)                                 Release of Company’s Claims. In consideration for, among other terms, your release of Claims pursuant to the preceding subsection, the Company voluntarily releases and forever discharges you generally from all Claims that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against you, including, without limitation, all Claims relating to your employment by and termination of employment with the Company; provided that the Company does not release you from any civil Claim of fraud or other conduct that satisfies the elements of a criminal offense (“Excepted Claims”).  The undersigned has no knowledge or reason to believe that the Company has any Excepted Claim against you.

9.                                      Effect of a Breach

In the event that you fail to comply with any of your obligations under this Agreement (including any provision that has been incorporated by reference), in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate your at will employment (if you are still employed) and/or terminate or suspend the Severance Benefits.  Any such actions in the event of a breach by you will not affect the release or your continuing obligations under this Agreement.

10.                               Nonadmission

This Agreement shall not be construed as an admission of any liability by the Company to you or of any act of wrongdoing by the Company.  The Company specifically disclaims that it or any of its representatives has engaged in any wrongdoing or has taken any action that would be the basis for any finding of liability.

11.                               Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

12.                               Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

13.                               Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.                               Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.                               Enforcement

(a)                                 Jurisdiction.  You and the Company hereby agree that the state and federal courts in Michigan shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement.  With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b)                                 Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 5, 6 or 7 and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 5, 6 or 7 the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

16.                               Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the State of Michigan, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

17.                               Entire Agreement and Time to Consider

This Agreement constitutes the entire agreement between you and the Company.  This Agreement supersedes any previous agreements or understandings between you and the Company except the Equity Documents, the Esperion Therapeutics Officer Indemnification Agreement dated June 25, 2013, and the Continuing Obligations, all of which shall remain in full force and effect.

You have the opportunity to consider this Agreement for ten (10) days before signing it (the “Consideration Period”).  To accept this Agreement, you must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period.  This Agreement shall become effective on the day the Agreement is fully executed by the parties (the “Effective Date”).

18.                               Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Facsimile and pdf signatures shall be deemed to have the same legal effect as originals.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the Consideration Period.

Very truly yours,

ESPERION THERAPEUTICS, INC.

By:	/s/ Tim M. Mayleben	August 8, 2013
	Tim M. Mayleben	Date
President and CEO

The foregoing is agreed to and accepted by:

/s/ Troy Ignelzi	August 8, 2013
Troy Ignelzi	Date

EXHIBIT A

GENERAL RELEASE

Background

I, Troy Ignelzi, acknowledge that in connection with the ending of my employment with Esperion, Inc. and their affiliates (collectively, the “Company”), I entered into a Transitional Services and Letter Agreement dated August 8, 2013 (the “Agreement”).  The Agreement provides that I would be entitled to Severance Benefits subject to my satisfying certain Severance Conditions which include, among other things, my signing and not revoking a General Release.  I understand that this is the General Release referenced in the Agreement.  I further understand that I may not sign this General Release until on or after the Separation Date, as defined in the Agreement.

Release and Related Terms

1.                                      I acknowledge that Company has paid me all salary and all unused vacation pay accrued to me based on my employment to and including the Separation Date.

2.                                      I understand that, regardless of whether I sign this General Release, the Agreement shall remain in full force and effect but I will not be entitled to the Severance Benefits.

3.                                      I release and discharge Company and any of their parents, subsidiaries or related entities and each of their respective successors and assigns, affiliates, and their current and former directors, officers, employees, and agents of each of them (any and all of which are referred to herein as the “Releasees”) of and from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, and liabilities whatsoever of every name and nature, known or unknown (all referred to below as “Claims”) that I have, claim to have ever had, or ever claimed to have had against any of the Releasees until and through the date I sign this General Release.  The claims that I release include, without implication of limitation, all Claims relating to my employment with Company or the termination of my employment with Company; all Claims of alleged wrongful or bad faith termination of employment; all Claims of any form of alleged unlawful employment discrimination, including all Claims based upon the Age Discrimination Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. and under all other federal and state anti-discrimination laws; all claims of breach of either express or implied contract; all Claims that the Company engaged in any tortious conduct; all Claims for salary, wages, vacation pay, separation pay, stock, stock options, expense reimbursement, or any other form of monetary or equity compensation; all Claims for attorney’s fees;  all Claims for reinstatement of employment; and all other claims under federal and state law, including without limitation the Michigan Elliott-Larsen Civil Rights Act (ELCRA), Michigan Persons With Disabilities Civil Rights Act (PWDCRA), Payment of Wages and Fringe Benefits Act (WFBA), Michigan Whistleblowers’ Protection Act (WPA), Bullard-Plawecki Employee Right to Know Act, the Michigan Occupational Safety and Health Act (MIOSHA) and the Michigan Social Security Number Privacy Act.

4.                                      I understand that I may consider this General Release for up to ten (10) days after the Separation Date.  I understand that if I do not sign and return this General Release within this ten (10) day period, my rights to the Severance Benefits will expire.  This General Release shall become effective on the first business day the Company receives the fully executed General Release (the “Effective Date”).  I further represent and agree that I have carefully read and fully understand all of the provisions of this General Release and that I am voluntarily agreeing to those provisions.

I HAVE READ THIS GENERAL RELEASE THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.  I UNDERSTAND THAT THIS GENERAL RELEASE IS A LEGAL DOCUMENT.

Troy Ignelzi	Date